Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Second Quarter 2023 Results, Including Earnings per Diluted Share of $2.12

SCOTTSDALE, Ariz., Jul. 26, 2023—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the second quarter ended June 30, 2023. Reported net income in the second quarter was $235 million, or $2.12 per diluted share.

Second quarter 2023 highlights included the following, as compared to the second quarter 2022:

•	Closings increased 3% to 3,125 homes at an average price of $639,000, which generated home closings revenue of $2.0 billion.

•	Home closings gross margin declined 240 basis points year over year but increased 30 basis points sequentially to 24.2%.

•	Net sales orders increased 18% to 3,023, driven by a monthly absorption pace of 3.1 per community versus 2.6 a year ago.

•	Ended the quarter with approximately 72,000 homebuilding lots owned and controlled, representing 5.8 years of total supply, of which 3.3 years was owned.

•	Total liquidity reached an all-time high of $2.3 billion.

•	Homebuilding debt-to-capitalization declined to 29.7% on a gross basis and 15.4% net of $1.2 billion of unrestricted cash.

•	The Company’s credit rating was upgraded by Moody’s to Ba2 from Ba3 with a Stable outlook.

•	Book value per share increased 30% to $45.96.

“I am pleased to report that our results once again outperformed our expectations across all key metrics as we continued to realize the benefits of our scale, streamlined operations and balanced portfolio along with improved market conditions. Among the highlights for our second quarter, we delivered 3,125 homes at a home closings gross margin of 24.2% and an SG&A ratio of 9.2%, resulting in diluted earnings per share of $2.12. Coupled with nearly $400 million in share repurchases over the last 18 months, these earnings drove a 30% year-over-year increase in our book value per share to nearly $46 and a return on equity of 22%,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“Our focus on the operational efficiencies that generated these earnings has been equally matched by our balance sheet stewardship. As a result, we have never been in a stronger position to support future growth as we ended the quarter with an all-time high liquidity position of $2.3 billion and a homebuilding net debt-to-capital ratio of just 15.4%.”

Palmer continued, “On the demand front, sales and shopper activity remained healthy throughout the quarter, maintaining the momentum that began in the early spring selling season. In total, our net sales orders increased 6% sequentially and 18% year over year, driven by a monthly absorption pace of 3.1 per community as compared to 2.9 in the first quarter and 2.6 a year ago.”

“As we look ahead with the market environment showing signs of stabilization, we are keenly focused on the future. The tools we have put in place over the last year, and the exceptional cohesion between our homebuilding and financial services teams, will allow us to remain strongly focused on operating efficiently, investing for future growth and serving our customers well. We have gained critical advantages by achieving greater scale, simplifying our operations and embracing innovation to drive both growth opportunities and enhanced bottom-line results, and we will continue to leverage those strengths as we move forward. Following the strong first half of the year, we now expect to deliver approximately 11,0000 homes at a home closings gross margin of around 23.5% in 2023,” said Palmer.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue increased 6% to $2.0 billion, driven by a 3% increase in home closings to 3,125 and a 3% increase in average closing price to $639,000.

•	Home closings gross margin increased 30 basis points sequentially but declined 240 basis points year over year to 24.2%.

•	SG&A as a percentage of home closings revenue increased 40 basis points to 9.2%.

•

Net sales orders increased 18% to 3,023, driven by a 17% increase in the monthly absorption pace to 3.1 per community and a 1% increase in ending community count to 327. Average net sales order price was $613,000, down 12% due to a mix shift and net pricing adjustments.

•	As a percentage of gross orders, cancellations equaled 11.2% as compared to 14.0% in the prior quarter and 10.8% a year ago.

•	Ending backlog was 6,165 sold homes, which was secured by average customer deposits of approximately $62,000, or just over 9%, per home.

Land Portfolio

•	Homebuilding land acquisition and development spend totaled $397 million, down from $451 million a year ago. Development-related spend accounted for 54% of the total versus 52% a year ago.

•	Homebuilding lot supply was approximately 72,000 owned and controlled homesites, down from 82,000.

•	Controlled homebuilding lots as a share of total lot supply was 43%, up from 41% a year ago.

•

Based on trailing twelve-month home closings, total homebuilding lots represented 5.8 years of total supply, of which 3.3 years was owned. This compared to 6.1 years of total supply and 3.6 years of owned supply a year ago.

Financial Services

•	The mortgage capture rate reached an all-time high of 86%, up from 67%.

•	Borrowers had an average credit score of 753 and debt-to-income ratio of 39%.

Balance Sheet

•

Total available liquidity was approximately $2.3 billion, including $1.2 billion of unrestricted cash and $1.1 billion of total capacity on the Company’s revolving credit facilities, which were undrawn outside of normal letters of credit.

•	The gross homebuilding debt-to-capital ratio was 29.7%. Including $1.2 billion of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 15.4%, down from 36.4% a year ago.

•	In April, the Company received an upgraded credit rating from Moody’s to Ba2 from Ba3 with a Stable outlook in recognition of its strong liquidity profile and proactive approach to debt reduction.

•

Over the last 18 months, the company has opportunistically repurchased a total of 14.7 million shares outstanding for approximately $380 million. During the second quarter of 2023, the Company did not repurchase any shares. At quarter end, the Company had $276 million remaining on its share repurchase authorization.

Business Outlook

Third Quarter 2023

•	Home closings are expected to be approximately 2,600

•	Average closing price is expected to be around $615,000

•	GAAP home closings gross margin is expected to be approximately 23.0%

•	Ending active community count is expected to be between 320 to 325

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 111 million

Full Year 2023

•	Home closings are now expected to be approximately 11,000

•	Average closing price is expected to be around $625,000

•	GAAP home closings gross margin is now expected to be approximately 23.5%

•	SG&A as a percentage of home closings revenue is expected to be in the high-9% range

•	Ending active community count is expected to be between 320 to 325

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is now expected to be approximately 111 million

•	Homebuilding land and development spend is now expected to be around $1.8 billion

Quarterly Financial Comparison

($ in thousands)	Q2 2023	Q2 2022	Q2 2023 vs. Q2 2022
Total Revenue	$2,060,564	$1,995,023	3.3%
Home Closings Revenue	$1,996,747	$1,883,020	6.0%
Home Closings Gross Margin	$482,510	$501,410	(3.8)%
	24.2%	26.6%	240 bps decrease
SG&A	$183,683	$165,542	11.0%
% of Home Closings Revenue	9.2%	8.8%	40 bps increase

CFO Appointment

Taylor Morrison announced today that its Board of Directors has appointed Curt VanHyfte as the Company’s Executive Vice President and Chief Financial Officer. Mr. VanHyfte had been serving as the Company’s Interim Chief Financial Officer since May of this year. Mr. VanHyfte joined Taylor Morrison in connection with its acquisition of William Lyon Homes in February 2020. Prior to serving as Interim Chief Financial Officer, Mr. VanHyfte served as the Company’s West Area President, where he was responsible for overseeing and driving operational excellence and growth for Western markets, including those in Arizona, California, Colorado, Washington and Oregon. During his nearly 30-year career in homebuilding, he has held division, regional and national roles in finance and spent time as a Division President in Chicago, St. Louis, Houston and Phoenix for several homebuilders. Mr. VanHyfte earned a B.S. in accounting with a minor in business management from St. John’s University in Minnesota.

Earnings Conference Call Webcast

A public webcast to discuss the Company’s earnings will be held later today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on the Investor Relations portion of Taylor Morrison’s website at www.taylormorrison.com under the Events & Presentations tab.

For call participants, the dial-in number is (833) 470-1428 and conference ID is 811892. The call will be recorded and available for replay on the Company’s website later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2023, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the scale and scope of the ongoing COVID-19 pandemic; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system as a result of several recent bank failures; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Home closings revenue, net	$1,996,747	$1,883,020	$3,609,342	$3,527,429
Land closings revenue	12,628	36,816	17,148	52,426
Financial services revenue	41,914	35,471	77,063	70,670
Amenity and other revenue	9,275	39,716	18,868	47,622

Total revenue	2,060,564	1,995,023	3,722,421	3,698,147
Cost of home closings	1,514,237	1,381,610	2,741,750	2,646,584
Cost of land closings	12,703	24,204	17,048	38,568
Financial services expenses	25,342	21,483	47,490	45,697
Amenity and other expenses	8,597	26,246	16,882	32,690

Total cost of revenue	1,560,879	1,453,543	2,823,170	2,763,539
Gross margin	499,685	541,480	899,251	934,608
Sales, commissions and other marketing costs	113,034	96,135	205,794	185,258
General and administrative expenses	70,649	69,407	136,910	137,549
Net (income)/loss from unconsolidated entities	(3,186)	3,637	(5,115)	1,806
Interest (income)/expense, net	(5,120)	5,189	(6,231)	9,441
Other expense/(income), net	8,549	(11,014)	3,715	(10,472)
Gain on extinguishment of debt, net	—	(13,471)	—	(13,471)

Income before income taxes	315,759	391,597	564,178	624,497
Income tax provision	80,854	98,443	138,045	152,882

Net income before allocation to non-controlling interests	234,905	293,154	426,133	471,615
Net income attributable to non-controlling interests	(303)	(2,167)	(480)	(3,925)

Net income available to Taylor Morrison Home Corporation	$234,602	$290,987	$425,653	$467,690

Earnings per common share
Basic	$2.15	$2.47	$3.91	$3.91
Diluted	$2.12	$2.45	$3.85	$3.87
Weighted average number of shares of common stock:
Basic	109,210	117,932	108,822	119,550
Diluted	110,856	118,931	110,466	120,796

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$1,227,264	$724,488
Restricted cash	765	2,147

Total cash, cash equivalents, and restricted cash	1,228,029	726,635
Owned inventory	5,232,853	5,346,905
Consolidated real estate not owned	892	23,971

Total real estate inventory	5,233,745	5,370,876
Land deposits	207,946	263,356
Mortgage loans held for sale	287,001	346,364
Lease right of use assets	80,578	90,446
Prepaid expenses and other assets, net	261,070	265,392
Other receivables, net	189,455	191,504
Investments in unconsolidated entities	306,265	282,900
Deferred tax assets, net	67,656	67,656
Property and equipment, net	223,847	202,398
Goodwill	663,197	663,197

Total assets	$8,748,789	$8,470,724

Liabilities
Accounts payable	$281,583	$269,761
Accrued expenses and other liabilities	462,032	490,253
Lease liabilities	89,310	100,174
Income taxes payable	3,012	—
Customer deposits	380,724	412,092
Estimated development liabilities	42,352	43,753
Senior notes, net	1,817,457	1,816,303
Loans payable and other borrowings	326,216	361,486
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	249,898	306,072
Liabilities attributable to consolidated real estate not owned	892	23,971

Total liabilities	$3,653,476	$3,823,865
Stockholders’ Equity
Total stockholders’ equity	5,095,313	4,646,859

Total liabilities and stockholders’ equity	$8,748,789	$8,470,724

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	1,228	1,097	11.9%	$732,279	$613,176	19.4%	$596	$559	6.6%
Central	936	778	20.3	612,630	457,006	34.1	655	587	11.6
West	961	1,157	(16.9)	651,838	812,838	(19.8)	678	703	(3.6)

Total	3,125	3,032	3.1%	$1,996,747	$1,883,020	6.0%	$639	$621	2.9%

	Six Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	2,232	2,034	9.7%	1,333,890	1,119,172	19.2%	$598	$550	8.7%
Central	1,667	1,442	15.6	1,076,025	825,582	30.3	645	573	12.6
West	1,767	2,324	(24.0)	1,199,427	1,582,675	(24.2)	679	681	(0.3)

Total	5,666	5,800	(2.3)%	$3,609,342	$3,527,429	2.3%	$637	$608	4.8%

Net Sales Orders:

	Three Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	1,047	1,121	(6.6)%	$582,944	$730,495	(20.2)%	$557	$652	(14.6)%
Central	808	642	25.9	489,142	$443,146	10.4	605	690	(12.3)
West	1,168	791	47.7	782,046	$610,932	28.0	670	772	(13.2)

Total	3,023	2,554	18.4%	$1,854,132	$1,784,573	3.9%	$613	$699	(12.3)%

	Six Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	2,126	2,148	(1.0)%	$1,227,463	$1,336,705	(8.2)%	$577	$622	(7.2)%
Central	1,482	1,529	(3.1)	873,972	1,026,426	(14.9)	590	671	(12.1)
West	2,269	1,931	17.5	1,538,390	1,506,663	2.1	678	780	(13.1)

Total	5,877	5,608	4.8%	$3,639,825	$3,869,794	(5.9)%	$619	$690	(10.3)%

Sales Order Backlog:

	As of June 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2023	2022	Change	2023	2022	Change	2023	2022	Change
East	2,477	3,333	(25.7)%	$1,626,635	$2,119,850	(23.3)%	$657	$636	3.3%
Central	1,532	2,874	(46.7)	1,009,441	$1,948,678	(48.2)	659	678	(2.8)
West	2,156	2,715	(20.6)	1,458,395	$2,030,972	(28.2)	676	748	(9.6)

Total	6,165	8,922	(30.9)%	$4,094,471	$6,099,500	(32.9)%	$664	$684	(2.9)%

Ending Active Selling Communities:

	As of June 30,		Change
	2023	2022
East	103	117	(12.0)%
Central	103	104	(1.0)
West	121	102	18.6

Total	327	323	1.2%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin; (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers and extinguishment of debt, net, and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers and extinguishment of debt, net. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”),, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Adjusted home closings gross margin is a non-GAAP financial measure based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) EBITDA and adjusted EBITDA and (iv) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below. Because the company did not experience any material adjustments applicable to adjusted home closings gross margin during the periods presented that would cause such measure to differ from the comparable GAAP measure such measure has not been separately presented herein.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2023	2022
Net income available to TMHC	$234,602	$290,987
Gain on land transfers	—	(13,700)
Gain on extinguishment of debt, net	—	(13,471)
Tax impact due to above non-GAAP reconciling items	—	6,749

Adjusted net income	$234,602	$270,565

Basic weighted average number of shares	109,210	117,932
Adjusted earnings per common share—Basic	$2.15	$2.29
Diluted weighted average number of shares	110,856	118,931
Adjusted earnings per common share—Diluted	$2.12	$2.27

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended June 30,
(Dollars in thousands)	2023	2022
Income before income taxes	$315,759	$391,597
Gain on land transfers	—	(13,700)
Gain on extinguishment of debt, net	—	(13,471)

Adjusted income before income taxes	$315,759	$364,426

Total revenue	$2,060,564	$1,995,023
Income before income taxes margin	15.3%	19.6%
Adjusted income before income taxes margin	15.3%	18.3%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(Dollars in thousands)	2023	2022
Net income before allocation to non-controlling interests	$234,905	$293,154
Interest (income)/expense, net	(5,120)	5,189
Amortization of capitalized interest	37,352	33,420
Income tax provision	80,854	98,443
Depreciation and amortization	1,540	1,442

EBITDA	$349,531	$431,648
Non-cash compensation expense	5,271	5,278
Gain on land transfers	—	(13,700)
Gain on extinguishment of debt, net	—	(13,471)

Adjusted EBITDA	$354,802	$409,755

Total revenue	$2,060,564	$1,995,023
Net income before allocation to non-controlling interests as a percentage of total revenue	11.4%	14.7%
EBITDA as a percentage of total revenue	17.0%	21.6%
Adjusted EBITDA as a percentage of total revenue	17.2%	20.5%

Debt to Capitalization Ratios Reconciliation

($ in thousands)	As of June 30, 2023	As of March 31, 2023	As of June 30, 2022
Total debt	$2,393,571	$2,301,878	$2,950,744
Plus: unamortized debt issuance cost, net	9,613	10,193	11,891
Less: mortgage warehouse borrowings	$(249,898)	(146,334)	(179,555)

Total homebuilding debt	$2,153,286	$2,165,737	$2,783,080
Total equity	5,095,313	4,846,546	4,193,895
Total capitalization	$7,248,599	$7,012,283	$6,976,975
Total homebuilding debt to capitalization ratio	29.7%	30.9%	39.9%
Total homebuilding debt	$2,153,286	$2,165,737	$2,783,080
Less: cash and cash equivalents	(1,227,264)	(877,717)	(378,340)

Net homebuilding debt	$926,022	$1,288,020	$2,404,740
Total equity	5,095,313	4,846,546	4,193,895

Total capitalization	$6,021,335	$6,134,566	$6,598,635

Net homebuilding debt to capitalization ratio	15.4%	21.0%	36.4%